Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 27, 2008 between Luminent Mortgage Capital, Inc., a Maryland corporation having its principal place of business at One Commerce Square, 21st Floor, 2005 Market Street, Philadelphia, Pennsylvania 19103 (the “Employer”) and Zachary H. Pashel, an individual residing at 700 S. Fillmore Street, Denver, Colorado 80209 (the “Executive”).

WITNESSETH:

WHEREAS, the Employer desires to provide for the employment of the Executive, and the Executive desires to be employed by the Employer, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Employer and the Executive are entering into this Agreement effective as of May 15, 2008 (the “Effective Date”) to set forth their respective rights and obligations with respect to the Executive’s employment by the Employer;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employer and the Executive, intending to be legally bound hereby, mutually agree as follows:

1. Employment and Term.

(a) The Employer shall employ the Executive, and the Executive shall be employed by the Employer, as the President and Chief Executive Officer of the Employer (the “Position”) in accordance with the terms and subject to the conditions set forth in this Agreement for a term (the “Term”) that shall commence on the Effective Date and shall expire on December 31, 2009.

(b) Notwithstanding paragraph 1(a), the Employer, by action of its board of directors (the “Board”) and effective as specified in a written notice thereof to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement) or other than for Cause or on account of the Executive’s death or Permanent Disability (as defined in this Agreement). Upon any termination of the Executive’s employment pursuant to this paragraph 1(b), the Executive will be entitled to such pay and compensation as is set forth in this Agreement and in such other plans and agreements then in effect with respect to the Executive’s service with the Employer.

(i) “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform his material duties with the Employer as set forth in this Agreement, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of the Employer, in each case, after the Employer has provided written notice thereof to the Executive specifying in reasonable detail the facts supporting the alleged failure, breach or violation and has provided the Executive a reasonable opportunity to cease such failure, breach or violation in all material respects, unless such failure, breach or violation is not susceptible of being cured, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional material damage to the property or business of the Employer by the Executive, (C) the Executive’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime that, in the reasonable judgment of the Board, adversely affects the Executive’s reputation or the Executive’s ability to carry out his obligations under this Agreement or (D) the Executive’s non-compliance with the provisions of paragraph 2(b) after the Employer has provided written notice thereof to the Executive specifying in reasonable detail the facts supporting the alleged non-compliance and has provided the Executive a reasonable opportunity to cure such non-compliance. Notwithstanding the foregoing, the Employer may not terminate the Executive’s employment under this Agreement for Cause unless the Executive is given (A) at least ten days’ written notice, in accordance with the by-laws of the Employer, of a special meeting of the Board to consider the termination of the Executive’s employment under this Agreement for Cause and (B) the opportunity for the Executive to address such special meeting.

(ii) “Permanent Disability” shall mean a physical or mental disability such that (A) the Executive has been determined by the insurer to meet the criteria set forth in the Employer’s long-term disability plan or similar successor plan to render the Executive eligible for long-term disability benefits under said Plan and (B) the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 240 consecutive days provided, however, that in order to terminate the Executive’s employment under this Agreement on account of the Executive’s Permanent Disability, the Employer must provide the Executive with written notice of the Board’s good faith determination to terminate the Executive’s employment under this Agreement for reason of the Executive’s Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of the Executive’s Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3. No termination of the Executive’s employment under this Agreement because of the Executive’s Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employer at the commencement of the aforesaid 240-day period.

(c) The Executive shall have the right to terminate his employment under this Agreement at any time during the Term for Good Reason or without Good Reason as specified in a written notice thereof to the Employer in accordance with the terms of this Agreement. As used herein, “Good Reason” shall mean any of the following actions taken without the Executive’s prior written consent: (A) the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as described in this Agreement are materially diminished, excluding for this purpose any action that was not taken by the Employer in bad faith and that is remedied by the Employer promptly following written notice thereof from the Executive to the Employer and (B) any material breach by the Employer of any of the provisions of this Agreement, including without limitation by reason of specification, paragraph 2 of this Agreement. Before any resignation by the Executive shall constitute Good Reason, the Executive shall first give notice to the Employer of the occurrence of a condition giving rise to Good Reason within 90 days after the initial existence of the condition and the condition shall not have been cured in all material respects to the reasonable satisfaction of the Executive within 30 days after such notice.

(d) (i) It is intended that this Agreement be administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject the Executive to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this paragraph 1(d) either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. To the extent that any IRS guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible while retaining the equivalent value and benefits to the Executive, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment reasonably determined in good faith by the Employer and the Executive.

(ii) Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Section 409A, any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s “separation from service” (as defined in Section 409A) or the date of the Executive’s death, if earlier.

(iii) If (A) the Employer terminates the Executive’s employment under this Agreement for any reason other than for Cause, (B) the Executive terminates his employment under this Agreement for Good Reason or (C) the Executive’s employment terminates upon the expiration of the Term following notice by the Employer pursuant to paragraph 1(d)(iv) that it elects not to renew the Term, the Employer shall provide the following to the Executive: (x) (1) the Executive’s Base Salary (as defined in this Agreement) and any incentive bonus and benefits accrued through the date the termination of the Executive’s employment under this Agreement is effective, consistent with the Employer’s regular payroll and benefits practices, policies and plans and (2) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 1(e), with such payments, rights and benefits described in clauses (x)(1) and (x)(2) being collectively referred to in this Agreement as the “Accrued Obligations,” (y) (1) an amount equal to the aggregate premiums that would be payable by the Executive to maintain in effect for the Severance Period (as defined below), assuming no increase in insurance premium rates, the same disability and life insurance coverage provided to the Executive by the Employer immediately prior to the date of such termination and (2) continued participation of the Executive and his dependents in the Employer’s health insurance plans in which the Executive and/or his dependents were participating immediately prior to the date of the Executive’s termination of employment for the Severance Period on the same terms and conditions as existed immediately prior to the termination of the Executive’s employment and (z) the Employer shall, as a severance payment, pay to the Executive an amount equal to the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment under this Agreement that would have been paid to the Executive during the Severance Period had the Executive remained employed during the Severance Period. As used herein, “Severance Period” means the period from the effective date of the termination of the Executive’s employment through the later of the following dates (A) the last day of the Term and (B) the date that is nine months after the effective date of the termination of the Executive’s employment.

(iv) Any payments to which the Executive is entitled under paragraph 1(d)(iii), clauses (y)(1) and/or (z), shall be paid to the Executive in a lump sum within 15 days after the Executive’s separation from service. Such payments are intended to be short-term deferrals not subject to the requirements of Section 409A of the Code.

(v) If (A) the Employer terminates the Executive’s employment under this Agreement for Cause, (B) the Executive terminates his employment under this Agreement for any reason other than Good Reason, his death or the Executive’s Permanent Disability or (C) this Agreement is terminated by the Employer as a result of the death or Permanent Disability of the Executive, the sole obligation of the Employer shall be to pay the Accrued Obligations to the Executive or his estate and to provide such other rights and benefits under any employee benefit plan, program or arrangement or agreement as may be applicable to the Executive.

(vi) If the Employer does not renew the Executive’s employment upon the expiration of the Term upon terms and conditions at least as favorable to the Executive as the terms and conditions under this Agreement, and such non-renewal for any reason other than Cause, the Employer will provide to the Executive severance benefits in the amount and kind set forth in paragraph 1(d). The Employer shall provide the Executive with written notice of such non-renewal not less than 90 days before the expiration of the Term.

(e) In the event that the independent public accountants of the Employer or the IRS determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G and 4999 of the Code or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amount payable under this paragraph 1(e), upon the receipt of the payments provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(e) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer. Notwithstanding any provision above to the contrary, any payment payable under this paragraph shall be made not earlier than the date that is six months after the Executive’s separation from service and not later than the end of the calendar year following the calendar year in which the Executive remits the taxes.

(f) In the event that the independent public accountants of the Employer or the IRS determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Section 409A of the Code or any successor provision thereof or any interest or penalties, including interest imposed under Section 409A(1)(B)(i)(I) of the Code, incurred by the Executive as a result of the application of such provision, the Employer, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(f), being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employer and whose fees and costs shall be paid for by the Employer. Notwithstanding any provision above to the contrary, any payment payable under this paragraph shall be made not earlier than the date that is six months after the Executive’s separation from service and not later than the end of the calendar year following the calendar year in which the Executive remits the taxes.

(g) Any notice of termination of the employment of the Executive under this Agreement by the Employer to the Executive or by the Executive to the Employer shall be given in accordance with the provisions of paragraph 10.

(h) The Employer agrees to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in connection with the Executive’s seeking any legal advice or any effort by any proceeding to enforce the provisions of this Agreement or to obtain any right or benefit hereunder, unless such efforts by the Executive are determined to be in bad faith or frivolous. Notwithstanding any provision above to the contrary, any payment payable under this paragraph shall be made not earlier than the date that is six months after the Executive’s separation from service and not later than the end of the calendar year following the calendar year in which the fees or costs are incurred by the Executive.

2. Duties of the Executive.

(a) Subject to the ultimate control and discretion of the Board, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the by-laws of the Employer or from time to time by the Board consistent with the Position. The Executive shall at all times report directly to the Board. Except for travel normally incidental and reasonably necessary to the business of the Employer and the duties of the Executive under this Agreement, the duties of the Executive shall predominantly be performed at the Employer’s offices in the greater Philadelphia, Pennsylvania metropolitan area, it being understood, however, that the Executive will commute to Philadelphia, Pennsylvania from Denver, Colorado and the Employer shall not require the Executive to relocate his residence from Denver, Colorado.

(b) The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the Term of his employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the Board. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging, but not to exceed an average of five hours per week, in, any business that does not compete with the business of the Employer or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties under this Agreement and that such conduct complies in all material respects with applicable policies of the Employer.

(c) The Executive shall be entitled to 30 business days of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employer shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employer’s vacation policy.

3. Compensation. For all services to be rendered by the Executive during the Term of the Executive’s employment with the Employer under this Agreement:

(a) Base Salary. The Employer shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $350,000, plus such other compensation as may, from time to time, be determined in the sole discretion of the Board. Such Base Salary and any other compensation determined in the sole discretion of the Board shall be payable in accordance with the Employer’s normal payroll practices as in effect from time to time.

(b) Annual Bonus. The Employer agrees that the Executive shall be eligible to receive, in accordance in all material respects with applicable policies of the Employer relating to incentive compensation for executive officers, an annual bonus (the “Bonus”) payable either in cash or, if requested by the Executive, in the form of equity based on fair market value, at the same time as bonuses are paid to other executive officers of the Employer, in such amount as may be determined in the sole discretion of the Board based upon the Senior Management Bonus Plan attached to this Agreement as Appendix A. Notwithstanding the foregoing, all Bonuses earned by the Executive with respect to a particular fiscal year of the Employer shall be paid by March 15 of the succeeding fiscal year.

(c) Restricted Stock Awards. The Employer agrees that the Executive shall be eligible to receive, in accordance in all material respects with applicable policies of the Employer relating to incentive compensation for the executive officers, an annual restricted stock award (each, an “Award”) as to such number of shares (the “Shares”), if any, as may be determined in the sole discretion of the Board. Any such discretionary Award shall be evidenced by a Restricted Stock Award Agreement between the Employer and the Executive in substantially the form thereof currently in use by the Employer. Each Award and the Restricted Stock Award Agreement shall have the following other principal terms:

(i) the Shares subject to each Award shall become vested, and remain vested from and after the Effective Date, in three cumulative installments as follows:

(A) the first installment, consisting of one-third of the Shares subject to each Award, shall become vested from and after the first anniversary of the date of the Award;

(B) the second installment, consisting of an additional one-third of the Shares subject to each Award, shall become vested from and after the second anniversary of the date of the Award; and

(C) the third installment, consisting of the remaining one-third of the Shares subject to each Award, shall become vested from and after the third anniversary of the date of the Award;

(ii) the Shares, and any other shares of the Employer’s common stock held under prior or subsequent restricted stock Awards made to the Executive by the Employer, shall become immediately vested in full and shall remain vested in the event of (A) a Change of Control (as defined herein), (B) a termination of the employment of the Executive by the Employer under this Agreement without Cause or (C) a termination of the employment of the Executive under this Agreement by the Executive for Good Reason;

(iii) any unvested Shares shall revert to the Employer immediately in the event of a termination of the employment of the Executive under this Agreement by the Employer for Cause; and

(iv) the Executive shall have the right by notice to the Employer to require that the Employer purchase from the Executive that number of vested shares of the Employer’s common stock at a price per share equal to the average closing price of the Employer’s common stock on the market on which the Employer’s common stock is principally traded for the 20 days preceding the Executive’s notice of purchase, as is necessary to provide the Executive with sufficient funds to pay applicable federal and state income taxes resulting from the vesting of Shares under the Award.

As used in this paragraph 3, “Change of Control” shall mean (A) the acquisition of shares of the Employer by any “person” or “group” (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended), with the exception of a Transaction (as defined herein) by Arco Capital Corporation Ltd. and its affiliates in a transaction or series of transactions that result in such person or group directly or indirectly becoming the beneficial owner of 25% or more of either (1) the Employer’s common stock after the date of this Agreement or (2) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors, (B) the consummation of a merger or other business combination after which the holders of voting capital stock of the Employer do not collectively own 60% or more of the voting capital stock of the entity surviving such merger or other business combination, (C) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Employer, but excluding therefrom the sale and reinvestment of the Employer’s investment portfolio or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a “Transaction”), the persons who constituted a majority of the members of the Board on the date of this Agreement and persons whose election as members of the Board was approved by such members then still in office or whose election was previously so approved after the date of this Agreement, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board then in office. A Transaction constituting a Change in Control shall only be deemed to have occurred upon the closing of the Transaction. The Executive and the Employer agree that the conversion of the Employer from a Maryland corporation qualified as a real estate investment trust to a Delaware limited liability company treated as a publicly traded partnership and the transactions comprising such conversion shall not constitute a Change of Control for the purposes of this Agreement.

(d) Initial Restricted Stock Award. The Board shall grant to the Executive an initial restricted stock award consistent with the terms and conditions set forth in paragraph 3(c) for 1,590,000 shares of Common Stock of the Employer.

(e) Employee Benefits. The Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Employer and on the same terms and conditions as other executive employees of the Employer.

(f) Housing/Travel. The Employer shall (A) provide suitable temporary furnished housing for the Executive in the Philadelphia, Pennsylvania metropolitan area, including lease, utility and other regular monthly housing-related costs, and (B) pay or reimburse the Executive for the cost of airfare for roundtrip travel by the Executive between Philadelphia and his residence in Denver, Colorado as reasonably necessary for the Executive to perform his duties hereunder. The Executive shall endeavor to schedule such home travel in a manner that does not unduly disrupt the operations of the Employer and to coordinate with other business travel as reasonable. To the extent that any benefits provided under this paragraph 3(f) are taxable to the Executive, the Employer shall provide the Executive with a an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amount payable under this paragraph 3(f), being no less advantageous to the Executive such that the net after tax position fully covers the cost of such housing, travel and tax payments and benefits.

(g) The Employer will reimburse the Executive for the reasonable attorneys’ fees incurred by him in connection with the review and negotiation of this Agreement and related documents.

4. Expenses. The Employer shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor and (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term.

5. Indemnification. Notwithstanding anything in the Employer’s certificate of incorporation or its by-laws to the contrary, the Executive shall at all times during his employment by the Employer, and thereafter, be indemnified by the Employer to the fullest extent permitted by applicable law for any matter in any way relating to the Executive’s affiliation with the Employer and its subsidiaries; provided, however, that if the Executive’s employment shall have been terminated by the Employer for Cause, then, to the extent required by applicable law, the Employer shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

6. Confidential Information. The Executive understands that, in the course of his employment by the Employer, the Executive will receive confidential information concerning the business of the Employer and that the Employer desires to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employer reveal to anyone outside the Employer, except as required by law or as appropriate in the course of the Executive’s performance of the duties of the Position, or use for his own benefit, any such information that has been designated as confidential by the Employer or understood by the Executive to be confidential without specific written authorization by the Employer. Upon termination of this Agreement, and upon the request of the Employer, the Executive shall promptly deliver to the Employer any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employer and all other written materials furnished to and retained by the Executive by the Employer for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

7. Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, that would prevent his entry into the employ of the Employer or his performance of the terms of this Agreement.

8. Entire Agreement; Amendment. This Agreement and any Restricted Stock Award Agreement contain the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Employer and the Executive.

9. Assignability. The services of the Executive under this Agreement are personal in nature, and, except as provided in paragraph 13, neither this Agreement nor the rights or obligations of the Employer under this Agreement may be assigned by the Employer, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employer and its permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

10. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, three days after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either the Employer or the Executive at their respective addresses stated above, or at such other address as the Executive or the Employer may by similar notice designate.

11. Specific Performance. The Employer and the Executive agree that irreparable damage would occur in the event that any of the provisions of paragraph 6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraph 6 and to enforce specifically the terms and provisions of paragraph 6, this being in addition to any other remedy to which any party is entitled at law or in equity.

12. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives and the permitted transferees of the Shares) any rights or remedies of any nature under or by reason of this Agreement.

13. Successor Liability. The Employer shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place, including, without limitation by reason of specification, the contemplated conversion of the Employer to a Delaware limited liability company.

14. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employer shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

15. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 16 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

17. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained in this Agreement unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained in this Agreement to be unreasonable or would materially and adversely frustrate the objectives of the Employer and the Executive as expressed in this Agreement.

18. Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employer until such time as such benefits are paid in full to the Executive or his estate.

19. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LUMINENT MORTGAGE CAPITAL, INC. By:_/s/ Craig A. Cohen

Craig A. Cohen, Chairman of the Board /s/ Zachary H. Pashel

Zachary H. Pashel, Executive

APPENDIX A

LUMINENT MORTGAGE CAPITAL, INC.

SENIOR MANAGEMENT BONUS PLAN

The following bonus plan shall become in effect for the senior management of Luminent Mortgage Capital, Inc. (“Luminent”) effective for Luminent’s fiscal year ending December 31, 2008 and for subsequent fiscal years. To the extent Luminent becomes engaged as a service provider to a mortgage insurance company, those results will be included in the CRM segment. Bonus calculations would be made by the Luminent Finance Department who would not participate in the CRM and asset management bonus pools.

The bonus amount for CRM would be 10% of Luminent’s net income derived from the CRM business with net income being calculated as:

•	CRM gross revenues

•	less CRM direct expenses

•	less an allocable portion of Luminent’s other expenses that is currently estimated at 5%

•	the resulting bonus pool would be allocated among CRM staff at the discretion of senior management after receiving recommendations from the Luminent Board.

The bonus amount for the asset management, or AM, business would be 20% of Luminent’s net income derived from the AM business with net income being calculated as:

•	AM gross revenues

•	less AM direct expenses

•	less an allocable portion of Luminent’s other expenses that is currently estimated at 5%

•	the resulting bonus pool would be allocated among AM staff at the discretion of senior management after receiving recommendations from the Luminent Board.

The bonus pool for senior management (Messrs. Pashel and Papatheoharis) will be 20% of Luminent’s net profits, including the deduction of the bonus amounts for CRM and AM referenced above. The Compensation Committee will allocate the bonus amounts, if any, to senior management.

Finance Department personnel would be eligible for discretionary bonuses based on the achievement of tangible goals to be annually specified by the Compensation Committee that would not be profit-based.